Exhibit 99.1

FOR IMMEDIATE RELEASE
Jones Apparel Group, Inc.

Contacts:	Wesley R. Card, Chief Operating and Financial Officer Anita Britt, Executive Vice President Finance (215) 785-4000

Allen Questrom Elected to the Jones Apparel Group, Inc. Board of Directors

New York, New York - November 22, 2005 - Jones Apparel Group, Inc. (NYSE:JNY) today announced that Allen Questrom has been elected to the Jones Apparel Group, Inc. Board of Directors. He will join the Board on December 13, 2005.

Mr. Questrom is an immensely respected retailing executive with 40 years of industry experience. Mr. Questrom spent much of his career with Federated Department Stores, Inc., where he was elected Chairman and Chief Executive Officer in February 1990. Prior to that appointment, Mr. Questrom had served as President and Chief Executive Officer of Neiman Marcus since 1988.

After retiring from Federated in 1997, Mr. Questrom returned to retailing in 1999, when he was appointed Chairman, President and Chief Executive Officer of Barneys New York, Inc., taking the helm of one of the nation's leading luxury specialty retailers. Barneys New York was acquired by Jones Apparel in December, 2004.

In September, 2000, Mr. Questrom became Chairman and Chief Executive Officer of J.C. Penney Company, Inc. After a very successful four years of improved financial performance, Mr. Questrom retired from J.C. Penney in January, 2005.

Peter Boneparth, Chief Executive Officer, commented, "On behalf of the Jones Apparel Group Board of Directors and the entire management team, I want to welcome Allen Questrom. He is a proven industry leader with an unparalleled and distinguished career. We look forward to his leadership, guidance, and contributions."

Mr. Questrom is a principal of AEA Investors, Inc. He is a member of the board of directors of Sotheby's Holdings, Inc. and Burt's Bees and is a member of the National Committee of the Whitney Museum of American Art in New York.

Including Mr. Questrom, seven of the ten directors are deemed to be independent directors under the Company's Director Independence Standards, which appear on the Company's website, www.jny.com (under the "Our Company - Corporate Governance" caption).

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 company, is a leading designer, marketer and wholesaler of branded apparel, footwear and accessories. We also market directly to consumers through our chain of specialty retail and value-based stores, and operate the Barneys New York chain of luxury stores. Our nationally recognized brands include Jones New York, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon, Le Suit and Barneys New York. The Company also markets apparel under the Polo Jeans Company brand licensed from Polo Ralph Lauren Corporation, costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Licensing, Inc. and the Givenchy brand licensed from Givenchy Corporation and footwear under the Dockers Women brand licensed from Levi Strauss & Co. Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. We primarily contract for the manufacture of our products through a worldwide network of quality manufacturers. We have capitalized on our nationally known brand names by entering into various licenses for several of our trademarks, including Jones New York, Evan-Picone, Anne Klein New York, Nine West, Gloria Vanderbilt and l.e.i., with select manufacturers of women's and men's products which we do not manufacture. For more than 30 years, we have built a reputation for excellence in product quality and value, and in operational execution.

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the Company's expected financial position, business and financing plans are forward-looking statements. The words "believes," "expects," "plans," "intends," "anticipates" and similar expressions identify forward-looking statements. Forward-looking statements also include representations of the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including:

  those associated with the effect of national and regional economic conditions;
  lowered levels of consumer spending resulting from a general economic downturn or lower levels of consumer confidence or generally reduced shopping activity caused by public safety concerns;
  the performance of the Company's products within the prevailing retail environment;
  customer acceptance of both new designs and newly-introduced product lines;
  the Company's reliance on a few department store groups for large portions of the Company's business;
  consolidation of the Company's retail customers;
  financial difficulties encountered by customers;
  the effects of vigorous competition in the markets in which the Company operates;
  the Company's ability to identify acquisition candidates and acquire such businesses on reasonable financial and other terms, in an increasingly competitive environment for such acquisitions;
  the integration of the organizations and operations of any acquired businesses into the Company's existing organization and operations;
  the Company's reliance on independent foreign manufacturers;
  changes in the costs of raw materials, labor and advertising;
  the general inability to obtain higher wholesale prices for the Company's products that the Company has experienced for many years;
  the uncertainties of sourcing associated with the new environment in which quota has been eliminated on apparel products while political pressure is building for the re-imposition of quotas in certain categories; and
  the Company's ability to secure and protect trademarks and other intellectual property rights.

A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from the Company's expectations can be found in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, including, but not limited to, the Statement Regarding Forward-Looking Disclosure and the information concerning trends and risk factors included in Management's Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company's other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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